Fox Ridge Apartments


                 Agreement To Purchase And Sell Apartment Property


                                      made by


             Kemper/Cymrot Real Estate Investment Fund A, L.P., Seller

                                        and

                    Stonesfair Financial Corporation, Purchaser


                                Dated: May 5, 1995





                 Agreement To Purchase And Sell Apartment Property

                                 Table Of Contents

  Article 1 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       Fundamental Terms  . . . . . . . . . . . . . . . . . . . . . . . . .
            Section 1.1 Fundamental Terms . . . . . . . . . . . . . . . . .
            Section 1.2 Other Definitions . . . . . . . . . . . . . . . . .

  Article 2 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       Purchase And Sale  . . . . . . . . . . . . . . . . . . . . . . . . .
            Section 2.1 Purchase And Sale.  . . . . . . . . . . . . . . . .
            Section 2.2 Payment Of The Purchase Price . . . . . . . . . . .

  Article 3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       Purchaser's Review . . . . . . . . . . . . . . . . . . . . . . . . .
            Section 3.1 Required Documents. . . . . . . . . . . . . . . . .
            Section 3.2 Contingency Period  . . . . . . . . . . . . . . . .
            Section 3.3 Termination Of Agreement  . . . . . . . . . . . . .
            Section 3.4 Indemnity And Survival  . . . . . . . . . . . . . .
            Section 3.5 Confidentiality . . . . . . . . . . . . . . . . . .

  Article 4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       Title Documents  . . . . . . . . . . . . . . . . . . . . . . . . . .
            Section 4.1 Survey  . . . . . . . . . . . . . . . . . . . . . .
            Section 4.2 Title Commitment  . . . . . . . . . . . . . . . . .
            Section 4.3 Title Defects . . . . . . . . . . . . . . . . . . .
            Section 4.4 Seller Title Defects  . . . . . . . . . . . . . . .
            Section 4.5 Third Party Title Defects . . . . . . . . . . . . .

  Article 5 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       Representations, Warranties And Covenants  . . . . . . . . . . . . .
            Section 5.1 Seller's Representations And Warranties . . . . . .
            Section 5.2 Procedures Regarding Breach Of Seller's Represen-
                           tations And Warranties . . . . . . . . . . . . .
            Section 5.3 Survival Of Seller's Representations And Warranti-
                 es . . . . . . . . . . . . . . . . . . . . . . . . . . . .
            Section 5.4 Purchaser's Representations And Warranties  . . . .
            Section 5.5 Seller's Covenants  . . . . . . . . . . . . . . . .

  Article 6 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
            Section 6.1 Conditions To Seller's Obligations To Close . . . .
            Section 6.2 Conditions To Purchaser's Obligations To Close  . .
            Section 6.3 Escrow And Closing  . . . . . . . . . . . . . . . .
            Section 6.4 Prorations. . . . . . . . . . . . . . . . . . . . .
            Section 6.5 Closing Costs . . . . . . . . . . . . . . . . . . .
            Section 6.6 Closing Escrow  . . . . . . . . . . . . . . . . . .

  Article 7 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       Other Covenants And Conditions . . . . . . . . . . . . . . . . . . .
            Section 7.1 Brokers . . . . . . . . . . . . . . . . . . . . . .
            Section 7.2 Condemnation  . . . . . . . . . . . . . . . . . . .
            Section 7.3 Casualty  . . . . . . . . . . . . . . . . . . . . .
            Section 7.4 Affidavit Regarding Foreign Transferor  . . . . . .

  Article 8 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . .
            Section 8.1 Definitions . . . . . . . . . . . . . . . . . . . .

  Article 9 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .
       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . .
            Section 9.1 Assurances Of Cooperation . . . . . . . . . . . . .
            Section 9.2 Successors And Permitted Assigns  . . . . . . . . .
            Section 9.3 Interpretation  . . . . . . . . . . . . . . . . . .
            Section 9.4 Survival  . . . . . . . . . . . . . . . . . . . . .
            Section 9.5 Joint Cooperation . . . . . . . . . . . . . . . . .
            Section 9.6 Publicity.  . . . . . . . . . . . . . . . . . . . .
            Section 9.7 Notices . . . . . . . . . . . . . . . . . . . . . .
            Section 9.8 Kemper Investment Committee Approval  . . . . . . .

            Exhibit A .............The Real Property
            Exhibit B .............The Permitted Title Exceptions
            Exhibit C .............The Intangible Property
            Exhibit D .............The Contracts
            Exhibit E .............The Personal Property
            Exhibit F-1 ...........The Bill Of Sale
            Exhibit F-2 ...........The Assignment Of Leases,
                                   Contracts and Intangible Rights
            Exhibit G .............The Claims
            Exhibit H .............The Required Documents


                Agreement To Purchase And Sell Apartment Property

       This Agreement To Purchase And Sell Apartment Property ("Agreement"), is made as of May 5, 1995 by and between Kemper/Cymrot Real Estate Investment Fund A, L.P., a Delaware limited partnership ("Seller"), and Stonesfair Financial Corporation, a California corporation ("Purchaser").

                                     Recitals

       A. Seller is the owner of Fox Ridge Apartments, which is a 180 unit apartment project located at 3715 Tallyho Drive, Sacramento, California.

       B. Purchaser has agreed to purchase, and Seller has agreed to sell the Property (as hereinafter defined), which includes the Fox Ridge Apartments, on the terms and conditions contained in this Agreement.

       In consideration of the respective representations, warranties, agreements, covenants and conditions contained in this Agreement, and for other good and valuable consideration, the parties to this Agreement agree as follows:

                                     Article 1

                                 Fundamental Terms

       Section 1.1 Fundamental Terms. When used herein, the following terms shall have the following meanings attributed to them:

  Seller: Kemper/Cymrot Real Estate Investment Fund A, L.P., a Delaware limited partnership

  Purchaser:                    Stonesfair Financial Corporation, a California
                                corporation

  Purchase Price:               Six Million Six Hundred Thousand Dollars
                                ($6,600,000.00).

  Earnest Money Deposit:        The sum of One Hundred Thousand Dollars
                                ($100,000.00) which has been deposited with the Escrowee. The term "Earnest Money Deposit" shall include any interest earned on the deposited monies, less costs of investment.

  Contingency Period
  Expiration Date:              June 5, 1995.

  Closing Date:                 June 19, 1995.

  Brokers:                      Granite Realty Advisors, Inc. and Pacific
                                Capital Investments.

  Brokerage Commission:         Three percent (3%) of the Purchase Price.

  Escrowee:                     First American Title Insurance Company.

       Section 1.2 Other Definitions. All other capitalized terms used in this Agreement are defined in Article 8.

                                     Article 2

                                 Purchase And Sale

       Section 2.1 Purchase And Sale.   Subject to the conditions and on the
  terms contained in this Agreement, Purchaser agrees to purchase the Property from Seller, and Seller agrees to sell the Property to Purchaser. Subject to approval of the Kemper Investment Committee as provided in Section 9.8, Seller agrees to convey fee simple title to the Real Property to Purchaser by a grant deed (the "Deed") subject only to the Permitted Title Exceptions. Seller agrees to sell and assign to Purchaser the Leases, the Personal Property, the Contracts and, to the extent assignable, the Intangible Property by the instruments attached hereto as Exhibit F.

       Section 2.2 Payment Of The Purchase Price. Purchaser agrees to pay the Purchase Price to Seller, and Seller agrees to accept payment of the Purchase Price in the following manner:

            2.2.1 The Earnest Money Deposit shall be applied against the Purchase Price at Closing; and

            2.2.2 On the Closing Date, Purchaser shall pay the balance of the Purchase Price to Seller through the Escrow, plus or minus net Prorations.


                                     Article 3

                                Purchaser's Review

       Section 3.1 Required Documents.   Purchaser acknowledges that Seller has
  delivered to Purchaser copies of all of the documents described on Exhibit H attached hereto or a statement that no such document is in Seller's possession (the "Required Documents"). If the transaction herein contemplated does not close, Purchaser shall return to Seller all of the Required Documents and all other documents delivered to Purchaser or otherwise obtained by Purchaser from Seller. Seller shall also make available at the Property for the Purchaser's review and, if desired, photocopy, at Purchaser's expense, the following documents or information in Seller's possession, to the extent that any such documents or information are in Seller's possession: (i) site plans, plans and specifications, architectural renderings, floor plans, landscape plans, utility schemes and other similar plans, diagrams, or studies for the Property; (ii) all utility bills or utility bill payment logs for the Property; (iii) all maintenance orders to third party contractors for the Property; (iv) records of all evictions commenced during the 24 months preceding the date of this Agreement; (v) information concerning the current payroll of all employees of the Seller or Seller's manager employed at the Property, including information concerning the fringe benefits of such parties; (vi) any tax assessment appeal applications; (vii) licenses and permits for the Property; and (viii) information concerning official law enforcement visits to the Property for domestic disturbances and any other law enforcement activities (the Required Documents, all other documents delivered to or obtained by Purchaser and any of the foregoing delivered to or obtained by Purchaser are herein collectively referred to as the "Property Documents"). The Property Documents, the Studies or any other documentation regarding the Property which are in Purchaser's possession shall be retained by Purchaser in complete confidence and Purchaser shall not disclose to third parties (other than Purchaser's attorneys, accountants and other agents) either the documents or the contents thereof, except as necessary for Purchaser: (i) to obtain financing for the acquisition of the Property; (ii) to cause the Property to be acquired by Purchaser; or (iii) to comply with state or federal securities laws which may apply to Purchaser.

       Section 3.2 Contingency Period.

       3.2.1 Purchaser recognizes that Seller will not sell the Property except on an "as is" basis, with no warranty or representation of any kind from Seller regarding the condition of the Property or the compliance of the Property with applicable laws, except as expressly stated in Section 5.1. From the date of this Agreement to the Contingency Period Expiration Date, Purchaser shall act with diligence to conduct its review of the Property and of the Property's suitability for Purchaser's needs. The period from the date of this Agreement to the Contingency Period Expiration Date is referred to herein as the "Contingency Period".

       3.2.2 During the Contingency Period and at all times prior to the Closing, Seller shall make available to Purchaser and its representatives for inspection at Seller's or Seller's property manager's offices upon reasonable notice:

            1. The original Required Documents (to the extent in Seller's possession); and

            2. All other documents, correspondence, agreements, waivers and other records which concern the Property which are in Seller's possession, other than confidential material which Seller has prepared for its internal use, for use by affiliates of Seller, or for insurance regulatory purposes, including valuation, tax or accounting related materials.

       3.2.3 During the Contingency Period, and at all times prior to the Closing, Purchaser and its representatives or agents, shall have the right to enter upon the Property for the following purposes, subject to the conditions stated below:

            1. to examine and test the Property, which tests may include soil tests, environmental tests and engineering tests; and

            2. to inspect and test the Improvements to evaluate their suitability for Purchaser's needs; provided, however, that Purchaser shall be permitted only one (1) examination of the interior of the apartment units, which examination shall be limited as may be reasonably necessary.

  All of the foregoing examinations, inspections, studies, tests and reports are referred to in this Agreement as the "Studies".

       3.2.4 Purchaser's right to enter onto the Property to conduct these Studies is subject to the following conditions:

            1. Purchaser shall provide Seller with reasonable notice of any entry onto the Property, which shall be not less than one (1) day's notice;

            2. Purchaser shall obtain liability insurance naming Purchaser and Seller as insureds, and shall provide evidence thereof reasonably satisfactory to Seller;

            3. All investigations and other activities conducted by Purchaser with respect to the Property shall be at Purchaser's sole cost and expense, and Purchaser shall keep the Property free of any liens which may be asserted against Seller or the Property as a result of these activities;

            4. Purchaser shall exercise due care with respect to the Property in connection with its entry thereon so as to minimize any damage caused to the Property and any interference with Seller's use thereof; and

            5. Immediately following any such entry onto the Property or conduct of any Studies, Purchaser shall restore the Property to its prior condition.

       Section 3.3 Termination Of Agreement. Prior to the end of the Contingency Period, Purchaser shall have the right to elect to terminate this Agreement for any reason in Purchaser's sole and absolute discretion by delivery of written notice of termination to Seller (a "Termination Notice"). If Purchaser delivers a Termination Notice to Seller in accordance with the terms of this Agreement prior to the end of the Contingency Period, the Earnest Money Deposit, less costs of investment and less Purchaser's escrow charges, shall be returned to Purchaser with no requirement of consent by Seller, and this Agreement shall be terminated, subject to the survival of the indemnity obligations contained herein. If Purchaser fails to provide that Termination Notice as required herein, Purchaser shall be deemed to have waived its rights under this section and shall be deemed to have elected to continue with this transaction. Purchaser acknowledges that if Purchaser fails to provide the Termination Notice as required herein, the Earnest Money Deposit shall then be non-refundable to Purchaser, except in the event of default by Seller as more fully provided hereafter.

       Section 3.4 Indemnity And Survival. Purchaser hereby agrees to indemnify, defend, protect and hold Seller harmless from any and all costs, losses and damages, including reasonable attorneys' fees and litigation expenses, which Seller shall incur as a result of the Studies. In the event this Agreement is terminated, this indemnity shall survive the termination of this Agreement as to all claims which are identified by Seller to Purchaser within a period of six (6) months from and after the date of termination of this Agreement. If this Agreement is not terminated, this indemnification shall survive the Closing.

       Section 3.5 Confidentiality.   Any and all information provided to
  Purchaser or obtained by Purchaser regarding the Property shall be maintained by Purchaser and its agents in strict confidence and shall not be disclosed to third parties without the prior written consent of Seller, except for disclosures permitted under the terms of Section 3.1.

                                     Article 4

                                  Title Documents

       Section 4.1 Survey.   Within ten (10) days after the date of this
  Agreement, Seller shall deliver the Survey to Purchaser at Seller's cost. Any encroachments onto the Real Property from any adjacent property, encroachments by or from the Real Property onto any adjacent property or violation of or encroachments upon any recorded building lines, restrictions or easements affecting the Real Property shown on the Survey shall be considered "Survey Defects".

       Section 4.2 Title Commitment. Within ten (10) days after the date of this Agreement, Seller shall deliver the Title Commitment and all documents of record to Purchaser at Seller's cost. On the Closing Date, Seller shall cause the Title Insurer to issue a CLTA owner's title insurance policy (the "Owner's Policy") or prepaid commitment therefor pursuant to and in accordance with the Title Commitment insuring fee simple title to the Real Property in the Purchaser as of the Closing Date in the amount of the Purchase Price, subject only to the Permitted Title Exceptions and such other exceptions as Purchaser may approve pursuant to the provisions of this
  Article 4.

       Section 4.3 Title Defects. The Survey and the Title Commitment are referred to herein as "Title Documents". As used herein, the term "Title Defects" shall mean, with respect to the Survey, any matters identified in
  Section 4.1 as a "Survey Defect" and, with respect to the Title Commitment, any matter disclosed on the Title Commitment which is not a Permitted Exception. A Title Defect resulting from or arising out of Seller's voluntary acts or omissions is referred to as a "Seller Title Defect". All other Title Defects are referred to as "Third Party Title Defects".

       Section 4.4 Seller Title Defects. If any Title Document discloses a Seller Title Defect, Seller shall have a period of ten (10) business days following Purchaser's notice to Seller of the existence of such Seller Title Defect to cause the same to be cured, removed or insured over by the Title Insurer and Seller shall use its best efforts to accomplish one of such remedies, and the Closing shall thereafter take place either on the Closing Date or ten (10) days after the Seller Title Defect is cured, whichever is later. If Seller fails to cure and remove or cause the Title Insurer to insure over all Seller Title Defects, then Purchaser may, at its sole election, by written notice given to Seller within ten (10) days after the expiration of the period allowed for cure, proceed to close this transaction by deducting from the Purchase Price and escrowing with the Title Insurer the amount necessary to cause the Title Insurer to insure over such Seller Title Defects in a manner reasonably satisfactory to Purchaser. Absent such election, this Agreement shall terminate without further action of the parties and the Earnest Money Deposit shall be returned to Purchaser, with Seller to have no further obligations hereunder.

       Section 4.5 Third Party Title Defects. If any Title Document discloses the existence of a Third Party Title Defect, Seller shall have a period of ten (10) business days following Purchaser's notice to Seller of the existence of such Third Party Title Defect to cause the same to be cured, removed or insured over by the Title Insurer and Seller shall use its best efforts to accomplish one of such remedies (however, that with respect to all Third Party Title Defects, Seller shall not be required to expend any amount greater than $25,000.00 in the aggregate (the "Cure Amount") to cure all such Third Party Title Defects, although Purchaser shall have the rights described below in this section) and the Closing shall thereafter take place either on the Closing Date hereinafter specified, or ten (10) days after the Third Party Title Defect is cured, whichever is later. If the cost to cure all Third Party Title Defects exceeds the Cure Amount, Seller shall notify Purchaser whether or not Seller will expend the excess to cure such Third Party Title Defects. If Seller fails to cure and remove or cause the Title Insurer to insure over all Third Party Title Defects, or if Seller has notified ("Non-Cure Notice") Purchaser that the cost to cure such Third Party Title Defects exceeds the Cure Amount and that Seller is unwilling to expend such excess amounts, then Purchaser may, at its sole election, by written notice given to Seller within ten (10) days after (i) the expiration of the period allowed for cure or (ii) the date on which Seller delivers the Non-Cure Notice, as the case may be, proceed to close this transaction by receiving a credit at Closing for the lesser of the Cure Amount or the cost to cure such Third Party Title Defects, and Purchaser shall assume all responsibility to cure all Third Party Defects. Absent such election, this Agreement shall terminate without further action of the parties and after the return of the Earnest Money Deposit to Purchaser, Purchaser and Seller shall have no further obligations hereunder. Notwithstanding anything to the contrary contained herein, Seller shall have no affirmative obligation to expend any funds or incur any expenses greater than the Cure Amount in the aggregate to cure all Third Party Title Defects, unless Seller agrees otherwise in writing.

                                     Article 5

                     Representations, Warranties And Covenants

       Section 5.1 Seller's Representations And Warranties. Seller hereby represents and warrants to Purchaser that:

       5.1.1 Seller is the sole owner of, and has good and marketable title to, the Personal Property and the Intangible Property free and clear of all liens, encumbrances, claims and demands, other than the Leases and the Permitted Title Exceptions. Seller has not entered into any agreement to sell, mortgage, lease (other than to residential tenants for personal occupancy) or otherwise encumber or dispose of its interest in the Property, or any part thereof, except for this Agreement.

       5.1.2 Seller's Management Personnel have not received notice from any person or entity with respect to any actual or threatened taking of any portion of the Property for any purpose by the exercise of the right of condemnation or eminent domain.

       5.1.3 There is no claim, litigation, action, proceeding, or investigation pending against the Property, Seller's interest in the Property, or any part thereof before any court or Governmental Authority, except as shown on Exhibit G (the "Claims").

       5.1.4 Seller's Management Personnel have not received written notice from any Governmental Authority of any violation of any building, fire or health code applicable to the Property, or any part thereof, which will not have been corrected prior to Closing.

       5.1.5 The Contracts listed on Exhibit D comprise every contract, agreement, relationship and commitment, whether oral or written, other than the Leases and other than the Permitted Title Exceptions, affecting the Property.

       5.1.6 Neither Seller nor, to the knowledge of Seller, any other party, is in default under any of the Contracts and, to the knowledge of Seller, no event has occurred which, with notice or lapse of time or both, would constitute such default and, to the knowledge of Seller, each Contract is in full force and effect.

       5.1.7 Seller is duly organized, validly existing and qualified and empowered to conduct its business, and has full power and authority to enter into and fully perform and comply with the terms of this Agreement. Neither the execution and delivery of this Agreement nor its performance by Seller will conflict with or result in the breach of any contract, agreement, law, rule, regulation or court or governmental order to which Seller is a party or by which Seller may be bound. This Agreement is valid and enforceable against Seller in accordance with its terms and each instrument to be executed by Seller pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Seller in accordance with its terms.

       5.1.8 The Rent Roll identifies all existing Leases as of April 19, 1995. No commissions to any leasing brokers are due with respect to any leasing of the Property, except for Leases as to which occupancy has not yet commenced. No payment default exists under any Lease except as shown on the Rent Roll. The Rent Roll discloses all security and other deposits made by Tenants. No Tenant is entitled to a rent concession or rebate which is not disclosed on the Rent Roll. There are no written or oral leases of the Property except as shown on the Rent Roll. All of the Leases are assignable by Seller without consent of any party.

       5.1.9 Seller has received no written notice or written inquiry that any governmental authority has determined that there are any violations of any Environmental Laws with respect to the Property, and if Seller receives written notice of any such violations affecting the Property prior to the Closing, Seller promptly shall notify Purchaser thereof. To the knowledge of Seller, there are no areas on the Property where Hazardous Material has been generated, disposed of, released, found or incorporated into the Improvements, except for any Hazardous Material customarily used, stored and disposed of in the operation of the Property and not in violation of the Environmental Laws.

       5.1.10 All copies of documents furnished to Purchaser by Seller or its counsel are true, correct and complete copies of the Seller's copies of such documents.

       5.1.11 EXCEPT AS EXPRESSLY STATED HEREIN, THE PROPERTY SHALL BE CONVEYED TO PURCHASER ON AN "AS-IS, WHERE-IS" BASIS WITHOUT ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, EITHER ORAL OR WRITTEN, MADE BY SELLER OR ANY AGENT OR REPRESENTATIVE OF SELLER WITH RESPECT TO THE PHYSICAL OR STRUCTURAL CONDITION OF THE PROPERTY, THE PROPERTY'S COMPLIANCE WITH ENVIRONMENTAL LAW OR THE AMERICANS WITH DISABILITIES ACT, OR WITH RESPECT TO THE EXISTENCE OR ABSENCE OF TOXIC OR HAZARDOUS MATERIALS, SUBSTANCES OR WASTES OR STORAGE TANKS IN, ON, UNDER OR AFFECTING THE PROPERTY. SELLER HAS MADE AND HEREBY MAKES NO WARRANTY OR REPRESENTATION WHATSOEVER AND HEREBY DISCLAIMS ANY IMPLIED WARRANTY REGARDING THE FITNESS FOR PARTICULAR PURPOSE, QUALITY OR MERCHANTABILITY OF THE REAL PROPERTY, THE PERSONAL PROPERTY OR ANY PORTION THEREOF.

       Section 5.2 Procedures Regarding Breach Of Seller's Representations And Warranties.

       5.2.1 Whenever any representation or warranty of Seller is stated in this Agreement to be "to the knowledge of Seller" or words of like import, such words shall mean and be strictly limited and confined to the actual knowledge of Seller's Management Personnel. Except for Seller's Management Personnel reviewing all files in Seller's possession relating to the Property and making a reasonable inquiry of employees of Seller's property manager, as to all such matters set forth in this Article 5, neither Seller nor Seller's Management Personnel has investigated or shall be under any obligation to investigate those matters about which, or relative to which, Seller has made a representation or warranty to Purchaser hereunder. Whenever it is stated in this Agreement that Seller has received no notice of a particular matter, it is intended to mean only that Seller's Management Personnel have received no written notice of such matter and that Seller's Management Personnel has not discovered any written notice after a review by Seller's Management Personnel of all files in Seller's possession relating to the Property. Information actually known to Seller or Seller's Management Personnel excludes information of which Seller, Seller's Management Personnel or any other party has constructive or implied knowledge or notice and also excludes information actually known to anyone other than Seller's Management Personnel.

       5.2.2 If, prior to Closing, any event or circumstance occurs or first becomes actually known to Purchaser or Seller's Management Personnel, or written notice thereof is first actually received by Purchaser or Seller's Management Personnel, and if the same would make false any representation or warranty of Seller hereunder (a "Breach") then the party to whom the Breach has become actually known shall notify the other party by written notice ("Breach Notice") given within ten (10) days after such party's discovery of the Breach (but in any event on or before Closing), of the specifics of the Breach. Notwithstanding anything to the contrary in this Agreement, if Purchaser has actual knowledge of a Breach prior to Closing and elects to close without delivering a Breach Notice to Seller concerning such Breach prior to Closing, Purchaser shall be deemed to have waived all claims with respect to such Breach. Within two (2) business days after delivery of a Breach Notice, Seller shall determine, in good faith, the cost to cure such Breach and notify Purchaser by written notice ("Amount Notice") of such cost.

       5.2.3 If the cost to cure such Breach does not exceed $75,000.00
  (whether or not the Breach is attributable to the intentional acts or bad faith of Seller), then Seller shall be obligated, at its option, exercised by the giving of notice to Purchaser within two (2) business days after delivery of an Amount Notice to either (i) cure or remedy such Breach, at Seller's expense within thirty (30) days after delivery of a Breach Notice in a manner reasonably acceptable to Purchaser (and Closing shall be adjourned, if necessary, for a period not to exceed thirty (30) days) or (ii) give
  Purchaser a credit at Closing in the amount required to cure or remedy such
  Breach and the Closing shall not be delayed by reason thereof.  If Seller fails to give such notice, Seller shall be deemed to have elected to proceed under clause (ii) above.

       5.2.4 If the cost to cure such Breach exceeds $75,000.00 and the Breach is not attributable to the intentional acts or bad faith of Seller, then Purchaser may elect, within ten (10) days after delivery of the Amount Notice, by notice to Seller, to terminate this Agreement in which event the Earnest Money Deposit shall be promptly returned to Purchaser and thereupon neither party shall have any further liability to the other except liability expressly stated in this Agreement to survive the termination of this Agreement. If Purchaser does not elect to so terminate this Agreement, Purchaser shall be deemed to have elected to proceed with the Closing, and Seller shall give Purchaser a credit at Closing in the amount of $75,000.00.

       5.2.5 Except for a Breach described in 5.2.3, if the Breach is attributable to the intentional acts or bad faith of Seller, and Purchaser elects to terminate this Agreement, then the Earnest Money Deposit shall be promptly returned to Purchaser, and (i) Seller, upon delivery by Purchaser of substantiating data in reasonable detail, shall promptly pay to Purchaser an amount equal to all of Purchaser's actual third party expenses incurred in connection with the acquisition and financing of the Property up to an amount of $75,000.00; and (ii) Purchaser may recover, as Purchaser's sole and exclusive remedy (in addition to Purchaser's third party expenses paid by Seller under (i) of this sentence), Purchaser's actual (but not consequential) damages, plus actual and reasonable attorneys' fees incurred by Purchaser in connection with the assertion of Purchaser's rights against Seller under this Section (up to a maximum amount of $75,000.00 less all amounts paid by Seller to Purchaser under (i) of this sentence), by filing suit against Seller within six (6) months after Purchaser elects to terminate this Agreement. Failure by Purchaser to file suit against Seller within such six (6) month period shall be deemed a waiver of the right to file suit against Seller as a result of the Breach and the remedies provided herein.

       5.2.6 The rights and remedies granted to Purchaser under this Section
  5.2 respecting a Breach shall be the sole and exclusive rights and remedies of Purchaser under this Agreement with respect to such Breach. Seller agrees to defend, indemnify and hold harmless Purchaser from and against any and all loss, cost, damage, expense and liability (including reasonable attorneys' fees and litigation expenses) incurred by Purchaser, arising out of or from any misrepresentation or breach of warranty of Seller expressly contained in this Section 5.2 first discovered by or disclosed to Purchaser after the Closing Date; provided, however, the provisions of this paragraph are expressly subject to Section 5.3 respecting the survival of representations and warranties and the assertions of claims by Purchaser.

       Section 5.3 Survival Of Seller's Representations And Warranties. At Closing, Seller shall deliver to Purchaser a certificate of the foregoing warranties and representations, which will confirm that the warranties and representations are in all material respects true and correct as of the date of the Closing, or if any are not true and correct, listing any exceptions in reasonable detail. As provided in this Agreement or in that certificate, the foregoing representations and warranties made by Seller shall survive the Closing Date for a period of six (6) months, but only to the extent provided herein, and shall be of no force or effect thereafter. If Purchaser discovers a breach of warranty or representation made by Seller in Section
  5.1 within six (6) months after the Closing Date, Purchaser shall notify
  Seller, in writing, within said six (6) month period, of the specifics of such breach and Purchaser's sole recourse against Seller shall be to file an action or proceeding against Seller (but not against any directors, officers, employees or agents of Seller) for the actual damages suffered by Purchaser as a direct result of such breach(es). No action or proceeding thereon of any kind whatsoever shall be valid or enforceable, at law or in equity, if not commenced in the appropriate jurisdiction, within ninety (90) days after the date of Purchaser's notice of the breach of warranty or representation to Seller.

       Section 5.4 Purchaser's Representations And Warranties. Purchaser hereby represents and warrants to Seller that:

       5.4.1 Prior to the Contingency Period Expiration Date, Purchaser will conduct an independent investigation of the Property and the physical condition thereof, including without limitation: (i) accessibility and location of utilities; (ii) presence of Hazardous Materials on, from, or under the Property; (iii) earthquake preparedness of the Property; (iv) presence of termites or other pests; (v) all matters concerning the Property with respect to taxes, assessments, income and expense data, bonds, permissible uses, zoning, covenants, conditions and restrictions; (vi) and any other matters which in Purchaser's judgment are necessary or advisable or might affect or influence Purchaser's use of the Property, or bear upon the value and suitability of the Property for Purchaser's intended purposes, or Purchaser's willingness to enter into this Agreement.

       5.4.2 Purchaser will rely entirely on Purchaser's investigation of the Property to satisfy itself as to: (i) the physical condition of the Property;
  (ii) the compliance of the Property with Environmental Laws; (iii) the compliance of the Property with all other applicable laws (except for matters warranted by Seller under Section 5.1.5); and (iv) the value of the Property.

       5.4.3 Purchaser is duly organized, validly existing and qualified and empowered to conduct its business, and has full power and authority to enter into and fully perform and comply with the terms of this Agreement. Neither the execution and delivery of this Agreement nor its performance by Purchaser will conflict with or result in the breach of any contract, agreement, law, rule or regulation to which Purchaser is a party or by which Purchaser may be bound. This Agreement is valid and enforceable against Purchaser in accordance with its terms and each instrument to be executed by Purchaser pursuant to this Agreement or in connection herewith will, when executed and delivered, be valid and enforceable against Purchaser in accordance with its terms.

       5.4.4 The signatories to this Agreement on behalf of Purchaser have full right, power and authority to enter into this Agreement and to consummate the transaction contemplated hereby.

       5.4.5 These representations and warranties shall survive the Closing.

       Section 5.5 Seller's Covenants.

       5.5.1 On the Closing Date, Seller shall tender possession of the Property to Purchaser in the same condition the Property was in on the date of this Agreement, ordinary wear and tear excepted. Seller shall continue to operate the Property in substantially the same manner in which Seller has operated the Property prior to the date of this Agreement.

       5.5.2 From the date of this Agreement to the Closing Date, Seller shall not do, suffer, or permit any of the following to occur without the prior written consent of Purchaser:

            1. Enter into any agreement or transaction with respect to or affecting the Property out of the ordinary course of business;

            2. Sell, encumber or grant any interest in the Property or any part thereof, except for Leases made in the ordinary course of Seller's business;

            3. Terminate any Lease which is not in default or modify, cancel or amend any Lease, or extend any Lease beyond an additional twelve (12) month period, except that Seller may elect not to renew a Lease which has expired;

            4. Alter or amend the zoning classification of the Property, or otherwise perform or permit any act or deed which shall diminish, encumber or affect Purchaser's rights in and to the Property or prevent Seller from performing fully its obligations hereunder; or

            5. Make any change in Seller's normal and customary billing practices or apply any security deposits against rent delinquencies or other Lease defaults without notice to and consent of Purchaser, except in cases of eviction of a Tenant or termination of a Lease, in which case notice to and consent of Purchaser shall not be necessary.

       5.5.3 Seller shall be responsible for and pay at or prior to Closing all amounts due through Closing for employees' salaries, vacation pay, withholding and payroll taxes and other benefits and any management fee affecting the Property. If and to the extent Seller has not paid all such amounts as of Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the amount not so paid. If and as requested by Purchaser, Seller shall terminate as of the Closing Date the employment of any employees of Seller who work at the Property.

       5.5.4 From and after the date of this Agreement, Seller will defend or will cause its insurance carrier to defend the Claims with the result that Purchaser will not be liable for any actual loss, costs, or damages in connection therewith, including litigation costs and expenses. Prior to the Closing Date, Seller shall promptly notify Purchaser upon Seller's receipt of written notification of any pending or threatened litigation or other legal action directly affecting the Property. Seller shall promptly notify Purchaser of any fact or circumstance which becomes actually known to Seller prior to the Closing Date which renders any of Seller's representations made herein untrue.

                                     Article 6

                                      Closing

       Section 6.1 Conditions To Seller's Obligations To Close.   Seller's
  obligations to close under this Agreement are subject to: (i) the truth and accuracy in all material respects at Closing of Purchaser's representations and warranties as provided in this Agreement; (ii) the performance by
  Purchaser of its covenants, agreements and obligations hereunder, including without limitation, the payment of the Purchase Price at Closing as provided herein; and (iii) the approval of this transaction by the Kemper Investment
  Committee on or before May 10, 1995.  In the event that condition (iii) is not satisfied on or before May 10, 1995, then Purchaser shall be entitled to receive the return of the Earnest Money Deposit, and this Agreement shall be terminated and have no further force and effect, except as provided for survival of indemnification in Article 3.  IN THE EVENT THAT CONDITIONS (i)
  AND (ii) STATED ABOVE ARE NOT SATISFIED AS OF THE CLOSING DATE, PURCHASER AND
  SELLER AGREE SELLER WILL INCUR DAMAGES, BUT THAT SUCH DAMAGES ARE IMPRACTICAL
  AND EXTREMELY DIFFICULT, IF NOT IMPOSSIBLE, TO ASCERTAIN.  PURCHASER AND
  SELLER, IN A REASONABLE EFFORT TO ASCERTAIN WHAT SELLER'S DAMAGES WOULD BE IN
  SUCH EVENT, HAVE AGREED BY PLACING THEIR INITIALS BELOW THAT THE EARNEST
  MONEY DEPOSIT SHALL BE DEEMED TO CONSTITUTE A REASONABLE ESTIMATE OF SELLER'S
  DAMAGES UNDER THE PROVISIONS OF SECTION 1671 OF THE CALIFORNIA CODE OF CIVIL
  PROCEDURE.  ACCORDINGLY, IN THE EVENT THAT CONDITIONS (i) AND (ii) STATED
  ABOVE ARE NOT SATISFIED AS OF THE CLOSING DATE, THEN SELLER SHALL RETAIN THE
  EARNEST MONEY DEPOSIT AS LIQUIDATED DAMAGES AS SELLER'S SOLE MONETARY REMEDY
  THEREFOR.  THE FOREGOING LIQUIDATED DAMAGES PROVISION SHALL NOT APPLY TO NOR
  LIMIT THE INDEMNITY PROVISIONS OF THIS AGREEMENT OR ANY RIGHTS, REMEDIES OR
  DAMAGES SELLER MAY HAVE AGAINST PURCHASER WHICH ACCRUE FOLLOWING THE CLOSING
  DATE.


  Seller's Initials                            Purchaser's Initials

       Section 6.2 Conditions To Purchaser's Obligations To Close.

       6.2.1 Purchaser's obligations to close under this Agreement are subject to: (i) the performance by Seller of its covenants, agreements and obligations hereunder, including delivery of Seller's Closing Documents at Closing as provided herein; (ii) the truth and accuracy in all material respects at Closing of Seller's representations and warranties as provided in this Agreement; (iii) the condition that Purchaser shall not have delivered a Termination Notice to Seller during the Contingency Period in accordance with the terms of this Agreement; and (iv) the condition that Purchaser shall not have terminated this Agreement by reason of the existence of a Title Defect in accordance with the provisions of Article 4 of this Agreement.

       6.2.2 In the event that condition (i) stated above is not satisfied as of the Closing Date and within ten (10) days after Purchaser notifies Seller of the failure of such condition, then Purchaser shall have the right, at its sole election, either to terminate this Agreement and obtain a refund of the Earnest Money Deposit, or to seek specific performance against Seller, as Purchaser may elect.

       6.2.3 In the event that condition (ii) stated above is not satisfied as of the Closing Date, Purchaser shall have the rights specified in Section 5.2.

       6.2.4 In the event that Purchaser has delivered the Termination Notice within the Contingency Period, Purchaser shall be entitled to receive the return of the Earnest Money Deposit, and this Agreement shall be terminated and have no further force and effect, except as provided for survival of indemnification in Article 3.

       6.2.5 In the event the existence of a Title Defect has resulted in Purchaser rightfully terminating this Agreement in accordance with the provisions of Article 4, the Earnest Money Deposit shall be returned to Purchaser as provided in Article 4.

       Section 6.3 Escrow And Closing. Seller and Purchaser have opened an escrow (the "Escrow") with the Escrowee and have deposited the Earnest Money Deposit. Subject to the other terms and conditions of this Agreement, the closing of the obligations of the Purchaser and Seller hereunder (the "Closing") shall take place at the offices of the Escrowee on the Closing Date. The Closing shall occur through the Escrow. The instructions to the Escrowee shall be consistent with the terms of this Agreement. Sole and exclusive possession of the Property, subject to the rights of the Tenants under Leases, shall be delivered to Purchaser as of the Closing. The Owner's Policy shall be issued through the Escrow in accordance with the terms of
  Article 4.

       Section 6.4 Prorations. The following adjustments to the Purchase Price (the "Prorations") shall be made as of the Closing Date (with the Purchaser being deemed the owner of the Property on the Closing Date) and shall be documented in a statement (the "Closing Statement") executed and delivered by Purchaser and Seller:

       6.4.1 Taxes. General and special real property taxes and assessments shall be prorated on an accrual basis as of the Closing Date on the basis of the actual amount of the most recent ascertainable tax bill. Any supplemental tax bills received after the Closing Date shall be paid by Seller, to the extent they relate to a period prior to the Closing Date, and by Purchaser, to the extent they relate to a period after the Closing Date. If a supplemental tax bill covers a period commencing before and continuing after the Closing Date, the party named in the bill will pay the tax and the other party shall reimburse the first party its pro rata share within thirty
  (30) days after receipt of a copy of the tax bill and evidence of the first party's payment of same. The provisions of this Section 6.4.1 shall survive Closing. Seller reserves the right to continue to pursue any pending applications for the refund of real and/or personal property taxes previously paid by Seller for the 1993-1994 fiscal tax year and for all prior tax years based on a reduction of the assessed valuation of the Property or for any other reason. Any such refunds shall belong to Seller.

       6.4.2 Rent. Rent shall be prorated for the month in which the Closing Date occurs. Seller shall be entitled to rents which have been received by Seller. However, Seller shall not be entitled to receive credit for accrued but unpaid rent. Seller's remedies for rent unpaid at the time of Closing are stated in paragraph 6.4.4. Rents which have been received by Seller for the month in which the Closing Date occurs will be considered prepaid rent for the portion of that month occurring from and after the Closing Date, and Purchaser shall receive credit for prepaid rents under Section 6.4.3. Seller shall not be required to pay any brokerage commissions or give a proration credit for brokerage commissions for Leases as to which occupancy has not commenced by the Closing Date.

       6.4.3 Prepaid Rents and Security Deposits. All prepaid rents and security and other deposits of all Tenants under Leases not theretofore applied, with interest thereon to the extent any interest is required to be paid to such Tenants, shall be delivered by Seller to Purchaser on the Closing Date, or Seller may elect to give Purchaser a credit against the Purchase Price in the amount of such prepaid rent or deposits.

       6.4.4 Collections and Applications of Payments after Closing.  After the
  Closing Date, Purchaser shall bill Tenants for all amounts due under Leases, including amounts accruing prior to the Closing Date.  Any amounts due and owing Seller before the Closing Date by Tenants under the Leases which are unpaid on the Closing Date are collectively called "Delinquent Amounts."
  Rental and other payments received by Purchaser or Seller from Tenants shall be first applied toward the actual and reasonable out-of-pocket costs of collection paid to parties other than the managing agent of the Property, then toward the payment of rent and other charges owed to the Purchaser, and any excess monies received shall be applied to the payment of Delinquent
  Amounts.  Purchaser may not waive any Delinquent Amounts nor modify a Lease so as to reduce amounts or charges owed under Leases of any period in which
  Seller is entitled to receive a share of charges or amounts, without first obtaining Seller's written consent.  During the first nine (9) months after the Closing Date, Seller shall have and reserves the right to pursue any remedy against any Tenant owing Delinquent Amounts provided that (i) Seller shall notify Purchaser of its intent to institute any legal proceeding relating thereto not less than thirty (30) days prior to the institution thereof, (ii) Seller shall not institute any legal proceedings for collection of Delinquent Amounts prior to the expiration of ninety (90) days following the Closing Date, (iii) Seller shall in no event institute any proceeding to evict or dispossess a Tenant from the Real Property, and (iv) Seller shall not take any action which would limit Purchaser's rights to pursue any remedy
  Purchaser may have for a default under any Lease.  Purchaser may, by written notice to Seller within twenty (20) days of receipt of Seller's notice, restrict Seller from collecting such Delinquent Amounts, but only if
  Purchaser first pays Seller such Delinquent Amounts in exchange for Seller's assignment to Purchaser of all of Seller's rights and causes of action with respect thereto.  With respect to Delinquent Amounts owed by Tenants who are
  no longer Tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.

       6.4.5 Contracts. Purchaser shall be entitled to a credit against the Purchase Price for sums that are due (or accrued) and unpaid as of the Closing Date under any Contracts, and Seller shall be entitled to a credit to the extent that sums have been paid under any Contracts for services to be performed or goods to be delivered after the Closing Date.

       6.4.6 Other Items of Expense or Receipt. All other customarily prorated items of expense or receipt shall be prorated between the parties hereto as of the Closing Date. Except with respect to items prorated at Closing, Seller shall be responsible for payment of any and all bills or charges incurred on or prior to the Closing Date for work, services, supplies or materials, and Purchaser shall be responsible for payment of any and all bills or charges incurred after the Closing Date for work, services, supplies or materials. Unless otherwise provided for in this Agreement, Purchaser shall not purchase, nor shall there be any proration credit given for, any of Seller's receivables arising from the operation of the Property.

       6.4.7 Adjustments. Prorations shall be accomplished by an adjustment in the Purchase Price due Seller on the Closing Date.

       Any item prorated on an estimated basis on the Closing Date shall be reprorated by the parties when and as the actual amount of such item becomes known. Real estate taxes shall be reprorated within ninety (90) days after issuance of final bills for the Property for the tax periods for which prorations were made. All other reprorations to be made under this Agreement shall be made within ninety (90) days after the Closing Date, or the obligation of the parties hereto to make reprorations shall lapse. Any adjustment due to reproration shall be effected in cash not later than ten
  (10) days following final determination of the amount of such item and demand by the party to whom payment is due.

       Section 6.5 Closing Costs. A. In connection with the Closing, Seller shall pay:

            1. the costs of the Survey and the title insurance premium for the Owner's Policy (but not including the costs attributable to Purchaser under subsection B 1 below);

            2. any release fees;

            3. any and all transfer taxes, if any, imposed by state, county or local governmental authorities on the deed or transfer declarations to be delivered hereunder;

            4. one-half (1/2) of the escrow charges of the Escrowee imposed with respect to the transactions provided for herein; and

            5. any other closing costs and expenses customarily paid by sellers necessary to effectuate the transactions contemplated by this Agreement (other than costs specifically allocated to Purchaser below).

       B. In connection with the Closing, Purchaser shall pay:

            1. the costs of obtaining extended coverage over the general exceptions on the Owner's Policy, any endorsements to the Owner's Policy and the costs of any policies of title insurance or endorsements required by Purchaser's lenders;

            2. one-half (1/2) of the escrow charges of the Escrowee imposed with respect to the transaction provided for herein;

            3. the cost to record the Deed to Purchaser;

            4. all escrow charges imposed with respect to any loan to be funded to Purchaser; and

            5. any other closing costs and expenses customarily paid by buyers necessary to effectuate the transactions contemplated by this Agreement (other than costs specifically allocated to Seller above).

       Section 6.6 Closing Escrow.

       A. Not later than one (1) business day prior to the Closing Date, Seller shall deposit into the Escrow the following documents ("Seller's Closing Documents"):

            1. The Deed, together with completed transfer declarations as required by state, county or local law, if any;

            2. A bill of sale evidencing the sale of the Personal Property in the form of Exhibit F-1;

            3. An assignment of the Leases, Contracts and Intangible Property assigning to Purchaser all of Seller's right, title and interest in and to each of the Leases and to the Contracts and, to the extent assignable, the Intangible Property in the form of Exhibit F-2;

            4. A certificate of the warranties and representations made by Seller as of the date of the Closing (including an update of the Rent Roll dated no later than thirty (30) days prior to the Closing Date) in this Agreement;

            5. The materials pertaining to Internal Revenue Code Section 1445 required by this Agreement;

            6. A letter to Tenants advising them of the change in management of the Property and directing them to pay rent to Purchaser or as Purchaser may direct;

            7. Such other and further customary instruments and documents as Seller's counsel and Purchaser's counsel may reasonably require to evidence and conclude the transaction contemplated by this Agreement, including an Owner's Affidavit; and

            8. A duly executed Closing Statement.

  Seller shall also deliver to Purchaser or cause to be delivered to Purchaser at the Property any information, documents or materials reasonably requested by Purchaser to enable Purchaser to take possession of the Property upon Closing, including, without limitation, the keys to the Property.

       B. On or before the Closing Date, Purchaser shall deposit or cause to be deposited into the Escrow the following items:

            1. A duly executed Closing Statement;

            2. Such other and further customary instruments and documents as required by the Title Insurer;

            3. Counterpart copies of any of Seller's Closing Documents which require execution by Purchaser, including Exhibit F-2;

            4. A certificate of the warranties and representations made by Purchaser in this Agreement;

            5. A sworn statement disclosing the names of all third parties who examined or entered the Property on Purchaser's behalf prior to the Closing Date, the amount of all amounts due to such third parties and that all such parties have been paid in full;

            6. Such other and further customary instruments and documents as Seller's counsel and Purchaser's counsel may reasonably require to evidence and conclude the transaction contemplated by this Agreement; and

            7. The amounts required to be paid to Seller pursuant to the Closing Statement.

                                     Article 7

                          Other Covenants And Conditions

       Section 7.1 Brokers. Seller represents and warrants to Purchaser that, except for the Brokers, Seller has dealt with no broker or finder with respect to this Agreement. Seller hereby indemnifies and agrees to save, defend and hold Purchaser harmless from and against any loss, cost, damage, claim, liability or expense, including reasonable attorneys' fees and litigation costs suffered or incurred by Purchaser as a result of Seller's breach of the foregoing representation and warranty. Seller agrees to pay the Brokerage Commission to the Brokers at Closing upon conclusion of this transaction. Purchaser represents and warrants to Seller that, except for the Brokers, Purchaser has dealt with no broker or finder with respect to this Agreement. Purchaser hereby indemnifies and agrees to save, defend and hold Seller harmless from and against any loss, cost, damage, claim, liability or expense, including reasonable attorneys' fees and litigation costs suffered by Seller as a result of Purchaser's breach of the foregoing representation and warranty.

       Section 7.2 Condemnation. If, prior to the Closing, any proceeding in condemnation or eminent domain is threatened or commenced which relates to
  (i) the proposed taking of any portion of the Property having a value reasonably estimated by Seller to be in excess of $100,000.00; (ii) the proposed taking or closing of any material right of access to the Property; or (iii) the proposed taking of any parking spaces which would cause the Property to be out of conformity with zoning laws, then Purchaser shall have the right and option to terminate this Agreement by giving Seller written notice to such effect within twenty (20) days after actual receipt of written notification of any such occurrence or occurrences. Failure to give such notice within such time period shall be conclusive evidence that Purchaser has waived the right and option to terminate by reason of the occurrence or occurrences of which it has received notice. If Purchaser elects to close the subject transaction, Purchaser shall be credited with or be assigned all of Seller's right to any proceeds therefrom. Seller hereby agrees to give Purchaser written notice with respect to any such proceedings within seventy-two (72) hours of Seller's receipt of any such notice of the institution of such proceedings. If Purchaser elects to so terminate this Agreement, this Agreement shall become null and void and of no further force and effect, and the Earnest Money Deposit shall be returned promptly to Purchaser. If any other taking or condemnation not described in this Section occurs or is threatened prior to Closing, Purchaser shall receive either an assignment of Seller's rights with respect thereto or such proceeds as have been paid to Seller with respect to that taking or condemnation.

       Section 7.3 Casualty.  If, subsequent to the date hereof and prior to the Closing Date, all or any portion of the Property which will cost more than $100,000.00 to repair or restore (in the reasonable judgment of Seller)
  shall be destroyed or damaged by one or more incidents of vandalism, fire and/or other casualty, whether or not covered by insurance, Seller may elect
  to delay the Closing Date by thirty (30) days and restore the Property to its prior condition.  If Seller does not elect to restore the Property to its prior condition, Seller shall give Purchaser notice of such occurrence, and
  Purchaser may, within fifteen (15) days after receipt of such notice, elect to (i) terminate this Agreement, in which event the Earnest Money Deposit shall be returned forthwith to Purchaser, all obligations of the parties hereunder shall cease and this Agreement shall have no further force and effect, or (ii) close the transaction contemplated hereby as scheduled
  (except that if the Closing Date is less than fifteen (15) days following
  Purchaser's receipt of such notice, closing shall be delayed until Purchaser makes such election), in which event Purchaser shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage, and Seller shall assign and/or pay to Purchaser at closing all insurance proceeds (and other related choses in action, if any) collected or claimed with respect to said loss or damage plus any deductible or self-
  insured amount.  In the event of any other damage or destruction to the
  Property not described in this Section, Seller shall either assign all insurance claims pertaining to such damage or destruction to Purchaser by executing and delivering to Purchaser at Closing and thereafter all required proofs of loss, assignments of claims and other similar items, or allow
  Purchaser a credit against the Purchase Price in an amount equal to the cost of repair as reasonably estimated by Seller and Purchaser.  If Purchaser elects to take an assignment of all insurance claims as provided for above,
  Purchaser shall receive at closing a credit against the Purchase Price in an amount equal to any deductible(s) and uninsured amounts applicable thereto.

       Section 7.4 Affidavit Regarding Foreign Transferor. At Closing, Seller shall deliver to Purchaser and to the Escrowee either: (i) an affidavit in a form acceptable to Purchaser, or (ii) a qualifying statement from the U.S. Treasury Department that the transaction is exempt from the withholding tax requirement imposed by Section 1445A ("Section 1445A") of the Internal Revenue Code, as amended from time to time, and the rules and regulations promulgated thereunder. If Seller fails to deliver either the affidavit or the qualifying statement, as aforesaid, Seller agrees that Purchaser may, at Closing, deduct and withhold from the proceeds that are due to Seller the amount necessary to comply with the withholding tax requirement imposed by
  Section 1445A. Purchaser shall deposit the amount so withheld in escrow with the Escrowee pursuant to terms and conditions acceptable to Seller, Purchaser and Escrowee, but in any event complying with Section 1445A.



                                     Article 8

                                    Definitions

       Section 8.1 Definitions. As used herein, the following terms shall have the following meanings:

  Agreement:                    This Agreement, including all exhibits and
                                schedules hereto, all of which are incorporated
                                into this Agreement by this reference.
  Amount Notice:                As defined in Section 5.2.2.
  Approved Affiliate:           Any entity in which Purchaser is a general
                                partner, the managing partner or the managing
                                member or any affiliate of Purchaser which is
                                approved in writing by Seller, which approval
                                shall not be unreasonably withheld or delayed.
  Breach:                       As defined in Section 5.2.2.
  Breach Notice:                As defined in Section 5.2.2.
  Closing:                      As defined in Section 6.3.
  Closing Date:                 As defined in Section 1.1.
  Closing Statement:            As defined in Section 6.4.
  Contingency Period
  Expiration Date:              As defined in Section 1.1.
  Contingency Period:           As defined in Section 3.2.
  Contracts:                    All written or oral contracts and agreements
                                affecting the Property pursuant to which goods
                                or services are furnished to or for the benefit
                                of the Real Property, which will survive the
                                Closing Date, but excluding the Leases and any
                                documents evidencing the Permitted Title Ex-
                                ceptions; the Contracts are identified on
                                Exhibit D.
  Cure Amount:                  As defined in Section 4.5.
  Deed:                         As defined in Section 2.1.
  Environmental Laws:           All Legal Requirements regulating, relating to
                                or imposing liability or standards concerning
                                or in connection with Hazardous Materials.
  Escrow:                       As defined in Section 6.3.
  Escrowee:                     As defined in Section 1.1.
  Governmental
  Authority:                    The United States of America, or any state,
                                county, municipality or other unit of local
                                government, or any agency, board or other
                                public entity empowered or constituted by any
                                of them having jurisdiction over the Property
                                or its use or ownership.
  Hazardous Material:           Any substance, material, waste, gas, or
                                particulate matter which is: (i) defined as a
                                "hazardous waste," "hazardous material,"
                                "hazardous substance," "extremely hazardous
                                waste," or "restricted hazardous waste" under
                                any provision of the laws of the State of
                                California or the laws of the United States;
                                (ii) petroleum; (iii) asbestos; (iv) polychlor-
                                inated biphenyl; (v) radioactive material; (vi)
                                designated as a "hazardous substance" pursuant
                                to Section 311 of the Clean Water Act, 33
                                U.S.C. Sec. 1251 et seq.; (vii) defined as a
                                "hazardous waste" pursuant to Section 1004 of
                                the Resource Conservation and Recovery Act, 42
                                U.S.C. Sec. 6901 et seq.; or (viii) defined as
                                a "hazardous substance" pursuant to Section 101
                                of the Comprehensive Environmental Response,
                                Compensation, and Liability Act, 42 U.S.C. Sec.
                                9601 et seq.
  Improvements:                 All buildings, structures, fixtures, facilities
                                and other improvements of every kind located on
                                and under the Real Property, including any and
                                all plumbing, air conditioning, heating,
                                ventilating, mechanical, electrical and other
                                utility systems, landscaping, roadways, side-
                                walks, swimming pools and other recreational
                                facilities, security devices, signs and light
                                fixtures, but not including publicly owned or
                                privately owned utility lines.
  Intangible
  Property:                     All intangible property which pertains to the
                                Real Property or the Personal Property, in-
                                cluding all trademarks, tradenames, guarantees,
                                warranties, licenses, permits, certificates of
                                occupancy and authorizations or other matters
                                issued by any Governmental Authority; certain
                                items of Intangible Property are identified on
                                Exhibit C.
  Kemper Investment
  Committee:                    The investment committee within the Kemper
                                group of affiliated companies with authority to
                                approve Seller's execution and delivery of this
                                Agreement.
  Legal Requirements:           All laws, statutes, regulations and require-
                                ments of any Governmental Authority having
                                jurisdiction over the Property.
  Leases:                       All leases and other agreements for the occu-
                                pancy of any portion of the Property.
  Management
  Personnel:                    Michael Weisel, Vince Cozzi, Dan Daul, and
                                Cathy Escobar.
  Owner's Policy:               As defined in Section 4.2.
  Permitted Title
  Exceptions:                   Those matters listed on Exhibit B.
  Personal Property:            All equipment, furniture, furnishings, appli-
                                ances, supplies and other personal property
                                owned by Seller of every nature and description
                                attached, pertaining to, or used in connection
                                with the Real Property or the Improvements,
                                excepting such items as are owned by the
                                Tenants under the Leases including, without
                                limitation, those items of the Personal Proper-
                                ty set forth on Exhibit E.
  Property:                     The Real Property, the Personal Property, the
                                Leases, the Contracts and the Intangible
                                Property.
  Property Documents:           As defined in Section 3.1.
  Prorations:                   As defined in Section 6.4.
  Purchase Price:               The consideration payable by Purchaser to
                                Seller for the Property and for all other
                                benefits to Purchaser provided for in this
                                Agreement, as stated in Section 1.1.
  Purchaser:                    Stonesfair Financial Corporation, a  California
                                corporation.
  Real Property:                The land which is described on Exhibit A,
                                together with the Improvements and all rights,
                                easements and appurtenances thereto belonging,
                                which is commonly known as Fox Ridge
                                Apartments.
  Rent Roll:                    As defined in Section 3.1.
  Seller:                       Kemper/Cymrot Real Estate Investment Fund A,
                                L.P., a Delaware limited partnership.
  Seller Title Defect:          As defined in Section 4.4.
  Studies:                      As defined in Section 3.2.
  Survey:                       A current survey of the Property prepared by a
                                surveyor licensed by the state in which the
                                Real Property is located and certified to
                                Purchaser and the Title Insurer which survey
                                shall: (i) be prepared in accordance with the
                                Minimum Detail Standards for Land Title Surveys
                                of the American Title Association and American
                                Congress on Surveying and Mapping for a Class A
                                or Urban survey; (ii) state the legal descrip-
                                tion and street address of the Property; (iii)
                                show all improvements, including fences;
                                easements, whether visible or recorded; utility
                                lines; roads and other means of physical and
                                record ingress and egress to and from the
                                Property; (iv) state recording information
                                concerning any instrument which creates a right
                                or an interest the existence or presence of
                                which is shown on the Survey; (v) shall be
                                dated on or after the date of this Agreement;
                                and (vi) shall contain a certification iden-
                                tifying the portions of the Property which are
                                located in any area designated by a
                                Governmental Authority as a flood prone or
                                flood hazard area.
  Tenant:                       A party in possession of a portion of the
                                Property pursuant to one of the Leases.
  Termination Notice:           As defined in Section 3.3.
  Title Commitment:             A commitment for a CLTA Owner's Policy of Title
                                Insurance issued by the Title Insurer in the
                                amount of the Purchase Price covering title to
                                the Property on or after the date of this
                                Agreement, which title commitment shall show
                                Seller as owner of the Property in fee simple,
                                subject only to the Permitted Title Exceptions
                                and other exceptions pertaining to liens or
                                encumbrances of a definite or ascertainable
                                amount which may be removed by the payment of
                                money at the Closing.
  Third Party Title Defect:     As defined in Section 4.4.
  Title Defect:                 As defined in Section 4.3.
  Title Documents:              The Survey and the Title Commitment.
  Title Insurer:                First American Title Insurance Company.

                                     Article 9

                                   Miscellaneous

       Section 9.1 Assurances Of Cooperation. The parties hereby covenant and agree that they will at any time prior to or after the Closing, and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered all such further acts, documents and instruments as may reasonably be required by the other party in order to carry out fully and effectuate the transaction herein contemplated in accordance with the provisions of this Agreement.

       Section 9.2 Successors And Permitted Assigns. This Agreement shall be binding in all respects on and shall inure to the benefit of the Seller and Purchaser and their respective successors and permitted assigns. Purchaser may assign its rights, title and interest under this Agreement to an Approved Affiliate at any time prior to the Closing Date, provided, however, that Purchaser shall notify Seller or its attorneys in writing no later than ten
  (10) days prior to the Closing Date of the name of such Approved Affiliate. Except as provided in the foregoing sentence, neither party hereto may assign any of its interests under this Agreement without the prior written consent of the other party. This Agreement is made for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns; no third party is intended to have or shall have any rights under this Agreement.



       Section 9.3 Interpretation.

            A. This Agreement represents the entire agreement between the parties hereto and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for either party in connection with the negotiation of the terms hereof. No future modification, termination or amendment of this Agreement may be made, except by written agreement executed by the parties hereto.

            B. No failure by the parties hereto to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such right or remedy or any other covenant, agreement, term or condition. Any party to this Agreement may by written notice waive any of its rights or any conditions to the obligations hereunder, or any duty, obligation or covenant of any other party hereto.

            C. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

            D. Time shall be of the essence of this Agreement and the performance of all covenants, agreements and obligations hereunder.

            E. Use of the terms "include", "including", or "includes", followed by specific examples shall not be deemed to limit the object of the reference to the specific examples.

            F. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires. The headings in this Agreement are inserted for convenience or reference only and shall not be a part of or control or affect, the meaning of this Agreement.

            G. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

            H. The validity, construction and enforceability of this Agreement shall be governed in all respects by the laws of the State of Illinois, without regard to its conflict of laws rules.

       Section 9.4 Survival. All provisions of this Agreement which are expressly stated to survive the Closing shall not merge with, be extinguished or otherwise affected by the Deed or any of the Closing Documents. The indemnification provisions of Article 3 shall survive any termination of this Agreement, and shall survive the Closing.

       Section 9.5 Joint Cooperation. Upon obtaining knowledge of any event which could give rise to a claim of indemnity under this Agreement, the party seeking indemnification shall promptly notify each other party of that event. If such claim or demand relates to a claim or demand asserted by a third party, the indemnifying party shall have the right, at its expense, to employ counsel to defend such claim or demand and the indemnified party shall have the right, but not the obligation, to participate in the defense of any such claim or demand. So long as the indemnifying party is defending such claim or demand in good faith, the indemnified party will pay its own attorneys' fees for participating in such defense and will not settle such claim or demand without the indemnifying party's consent. The indemnified party shall make available to the indemnifying party all records and other materials reasonably required by it in contesting a claim or demand asserted by a third party against the indemnified party and shall cooperate in the defense thereof. The indemnifying party shall make available to the indemnified party all records and other materials in connection with contesting a claim or demand asserted by a third party. The parties shall make their records available to each other to the extent required to comply with any audit or other review of a party's records or tax returns by a governmental agency.

       Section 9.6 Publicity. Neither Purchaser nor Seller shall announce or disclose publicly the terms or provisions hereof without the prior written approval of the other party, except as such disclosure may be required by law and except that this provision shall not prohibit either party from disclosing such terms or provisions to its attorneys, accountants, lenders, bankers, financial advisors or any other advisor or consultant. Neither Seller nor Purchaser shall record this Agreement or any evidence thereof in the public records of the county in which the Real Property is located.

       Section 9.7 Notices. All elections, notices and other communications to be given hereunder by either party to the other shall be in writing and sent by personal delivery, overnight courier with evidence of receipt, or certified or registered mail, return receipt requested, postage prepaid, addressed:

       If to Seller:       Kemper/Cymrot Real Estate Investment Fund A, L.P.
                           c/o Kemper Corporation
                           120 S. LaSalle Street
                           13th Floor
                           Chicago, Illinois 60602
                           Attention: Real Estate Investment Group

       with a copy to:     Kemper Corporation
                           Legal Department, C-3
                           One Kemper Drive
                           Long Grove, Illinois 60049
                           Attention: General Counsel

       with a copy to:     KFC Portfolio Corp.
                           c/o Kemper Corporation
                           120 S. LaSalle Street
                           22nd Floor
                           Chicago, Illinois 60602
                           Attention: Legal Department
                           Real Estate Counsel

       with a copy to:     Rudnick & Wolfe
                           203 North LaSalle Street
                           18th Floor
                           Chicago, Illinois 60601
                           Attention: Kenneth Hartmann, Esq.

       If to Purchaser:    Stonesfair Financial Corporation
                           800 Airport Boulevard, Suite 502
                           Burlingame, California 94010
                           Attention: Mr. Karl E. Bakhtiari, President

       with a copy to:     R. Thomas Fair, Esq.
                           800 Airport Boulevard, Suite 502
                           Burlingame, California 94010

  or at such other addresses as the parties may designate to the other by written notice in the manner herein provided. Any such notices or election shall be effective at the following times: (i) upon delivery, if personally delivered; (ii) one (1) day after delivery to the overnight courier; or (iii) three (3) days after depositing same in the United States mails.

       Section 9.8 Kemper Investment Committee Approval. This Agreement and the obligations of Seller under this Agreement are subject to approval hereof by the Kemper Investment Committee. In the event the Kemper Investment Committee does not approve this transaction on or before May 10, 1995, this Agreement shall terminate upon notice thereof from Seller to Purchaser, with no survival of any obligations of any party, except as stated in Article 3.

       IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement the day and year first above written.

                                KEMPER/CYMROT REAL ESTATE INVESTMENT FUND A,
                                L.P., a Delaware limited partnership

                                By: Kemper/Cymrot Partners, L.P., a Delaware
                                limited partnership, its general partner

                                By: Kemper Real Estate, Inc., a Delaware
                                corporation, its managing general partner



                                By:
                                Its Authorized Signatory



                                By:
                                Its Authorized Signatory


                                STONESFAIR FINANCIAL CORPORATION, a California corporation


                                By:  /s/ Karl E. Bahktiari
                                Name: Karl E. Bahktiari
                                Title: President


                                     EXHIBIT A

                                      To That
                 Agreement To Purchase And Sell Apartment Property
                                      made by
                         Stonesfair Financial Corporation
                                        and
                 Kemper/Cymrot Real Estate Investment Fund A, L.P.

                                 The Real Property

       All that certain real property situated in the State of California, County of Sacramento, Unincorporated Area, described as follows:

       Lots 1 through 4, inclusive, as shown on the map entitled "PLAT OF FOX RIDGE, a condominium, Lots 3 and 4 as shown on the Map of Rosemont Garden Apartments Unit No. 1, 62 BM 31", recorded in the office of the County Recorder of Sacramento County on February 15, 1984, in Book 156 of Maps, Map No. 10.

                                     EXHIBIT B

                                     To That
                 Agreement To Purchase And Sell Apartment Property
                                      made by
                         Stonesfair Financial Corporation
                                        and
                 Kemper/Cymrot Real Estate Investment Fund A, L.P.

                          The Permitted Title Exceptions
       1.   General real estate taxes not yet due and payable.

       2. Acts done or suffered by Purchaser or persons claiming by or through Purchaser.

       3. Rights of tenants as tenants only under leases of the Property as parties in possession.

       4. Purchaser hereby acknowledges that Seller is authorized at any time within the first five (5) business days after Seller's receipt of the Title Commitment to insert a list of additional Permitted Title Exceptions.

       5. Taxes or assessments which are not shown as existing liens by the records of any taxing authority that levies taxes or assessments on real property or by the public records.

       6. Any facts, rights, interests, or claims which are not shown by the public records but which could be ascertained by an inspection of said land or by making inquiry of persons in possession thereof.

       7. Easements, claims of easement or encumbrances which are not shown by the public records.

       8. Discrepancies, conflicts in boundary lines, shortage in area, encroachments or any other facts which a correct survey would disclose, and which are not shown by the public records.

       9. Unpatented mining claims: reservations or exceptions in patents or in acts authorizing the issuance thereof: water rights, claims, or title to water.

       10. Any lien, or right to a lien, for services, labor or material theretofore or hereafter furnished, imposed by law and not shown by the public records.

       11. Any taxes for the fiscal year 1994-95, a lien not yet due or payable.

       12. "The lien of supplemental taxes, if any, assessed pursuant to Chapter 3.5 commencing with Section 75 of the California Revenue and Taxation Code."

       13. Any unpaid amounts now owing for utilities, of record or not, due the City or County of Sacramento. Amounts may be ascertained by contacting the City at 264-5454 or the County at 855-8555.

       14. Easement for transmission and distribution for electricity and communication and incidental purposes thereto, granted to Sacramento municipal utility district and the Pacific Telephone and Telegraph Company in the instrument,
            Recorded       :    August 9, 1960, Book 4098, Page 234, Official
                                Records;
            Affects        :    The North 5 feet of Lots 1 and 4.

       15. Easement for pole lines and incidental purposes thereto, granted to Sacramento Municipal Utility District and the Pacific Telephone and Telegraph Company in the instrument,
            Recorded       :    August 9, 1960, Book 4104, Page 452, Official
                                Records;
            Affects        :    The North 5 feet of Lots 1 and 4.

       16.  Easements as shown on the filed map as follows:
            An easement for public utilities and incidental purposes over the easterly 5 feet of Lot 4 of said Rosemont Garden Apartments (said easement now affects the easterly 5 feet of Lot 4 of Fox Ridge). Water and gas pipes and underground wires and conduits, over the westerly 5 feet of Lot 3 and the Southerly 5 feet of said Rosemont Garden Apartments (said easement now affects the westerly 5 feet of Lots 1 and 2, and the southerly 5 feet of Lots 2 and 3 of Fox Ridge).

            NOTE:     Lots 1, 2, 3 and 4 of Fox Ridge were formerly described
            as Lots 3 and 4 of Rosemont Garden Apartments Unit No. 1.

       17. Easement for communication facilities and incidental purposes thereto, granted to the Pacific Telephone and Telegraph Company in the instrument,
            Recorded       :    April 29, 1976, Book 7604-29, Page 1172,
                                Official Records
            Affects        :    The westerly 5 feet of the east 10 feet of
                                Lot 4.

       18.  Easements as shown on the filed map as follows:
            An easement for public utilities and incidental purposes over the westerly 12.5 feet of Lots 1 and 2; the southerly 12.5 feet of Lots 2 and 3.

       19. Any rights, interest or claims which may exist or arise by reason of the following, as shown on ALTA Survey dated June 19, 1986, prepared by KASL Consulting Engineers, Inc., Job No. 4547-01:

            Water lines, water meters, fire hydrants, storm drains, sanitary sewers, smud boxes and telephone vaults, all located within the paved parking or landscaped areas of the land herein described.

       20. An encroachment of existing carports onto Pacific Telephone Easement recorded April 29, 1976, Book 7604-29, Page 1172, Official Records and public utility easement dedicated by the Map of Fox Ridge,
            Affects        :    An easterly portion of said land; said
                                encroachment appears to be approximately 2.5 feet in width, although the actual width is not disclosed on above mentioned survey.

       21. Unrecorded lease upon the terms, covenants and conditions provided therein,
            Lessor         :    Kemper & Cymrot Real Estate Investment
            Lessee         :    WEB Service Company, Inc.
            Disclosed by   :    Memorandum of Lease
            Recorded       :    May 22, 1992, Book 9205-22, Page 686, Official
                                Records

                                     EXHIBIT C

                                     To That
                 Agreement To Purchase And Sell Apartment Property
                                      made by
                         Stonesfair Financial Corporation
                                        and
                 Kemper/Cymrot Real Estate Investment Fund A, L.P.

                              The Intangible Property

  Any and all rights, title and interest of Seller to and in the names "Fox Ridge" and "Fox Ridge Apartments" used in connection with the ownership and operation of the Property.



                                     EXHIBIT D


                                     To That
                 Agreement To Purchase And Sell Apartment Property
                                      made by
                         Stonesfair Financial Corporation
                                        and
                 Kemper/Cymrot Real Estate Investment Fund A, L.P.

                                     Contracts


  The agreements with Western National Property Management, Inc. for the management of the Property (which will be terminated upon closing) and those agreements set forth on the attached one page list entitled "Fox Ridge Contracts/Service Agreements, April 27, 1995".



                                     EXHIBIT E


                                     To That
                 Agreement To Purchase And Sell Apartment Property
                                      made by
                         Stonesfair Financial Corporation
                                        and
                 Kemper/Cymrot Real Estate Investment Fund A, L.P.

                                 Personal Property


  Those items set forth on the attached four page list entitled "Fox Ridge Apartments Personal Property Inventory".

                                    EXHIBIT F-1

                                     To That
                 Agreement To Purchase And Sell Apartment Property
                                      made by
                         Stonesfair Financial Corporation
                                        and
                 Kemper/Cymrot Real Estate Investment Fund A, L.P.

                                   Bill Of Sale

       FOR GOOD AND VALUABLE CONSIDERATION the receipt and sufficiency of which are acknowledged, Kemper/Cymrot Real Estate Investment Fund A, L.P., a Delaware limited partnership ("Seller"), bargains, sells, assigns, transfers and delivers to Stonesfair Financial Corporation, a California corporation ("Purchaser"), all of Seller's right, title and interest in and to all furniture, tangible and intangible personal property, fixtures, equipment, appliances, carpeting, window treatments, plans and specification and other contract documentation, machinery and other items located on or used in connection with the operation and use of the real property and improvements described in Exhibit "A" attached hereto, including without limitation the property described on Exhibit "B" attached hereto and by this reference made a part hereof (collectively, the "Property").

       Seller hereby represents and warrants to Purchaser that (a) Seller is the absolute owner of said property, (b) said property is free and clear of all liens, charges and encumbrances, and (c) Seller has full right, power and authority to sell said personal property and to make this Bill of Sale. ALL WARRANTIES OF QUALITY, FITNESS AND MERCHANTABILITY ARE HEREBY EXCLUDED.

       TO HAVE AND TO HOLD all and singular the Property unto Purchaser, its successors, heirs, executors, administrators and assigns, to their own proper use and benefit, forever.



       IN WITNESS WHEREOF, this Bill of Sale has been executed as of          ,
  1994.

                                KEMPER/CYMROT REAL ESTATE INVESTMENT FUND A,
                                L.P., a Delaware limited partnership

                                By: Kemper/Cymrot Partners, L.P., a Delaware limited partnership, its general partner

                                By: Kemper Real Estate, Inc., a Delaware
                                corporation, its managing general partner

                                By:
                                Its:


                                By:
                                Its:


                                    EXHIBIT F-2

                                     To That
                 Agreement To Purchase And Sell Apartment Property
                                      made by
                         Stonesfair Financial Corporation
                                        and
                 Kemper/Cymrot Real Estate Investment Fund A, L.P.

               Assignment Of Leases, Contracts And Intangible Rights

       THIS ASSIGNMENT is made and entered into as of               , 19
  ("Effective Date") by and between Kemper/Cymrot Real Estate Investment Fund A, L.P., a Delaware limited partnership ("Assignor"), and Stonesfair Financial Corporation, a California corporation ("Assignee"), with reference to the following:

       A. In accordance with the terms of Agreement to Purchase and Sell Apartment Property (the "Purchase Agreement") dated May 5, 1995, Assignor is conveying to Assignee concurrently herewith the real property and improvements located thereon, more particularly described on Exhibit "A" attached hereto (the "Property").

       B. In connection with the conveyance of the Property, Assignor and Assignee intend that all of Assignor's right, title and interest in and under all contracts, guaranties, warranties, certificates, leases and other matters relating to the Property be assigned and transferred to Assignee.
       NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree that:

       1. Assignment. Assignor assigns, conveys transfers and sets over to Assignee any and all of Assignor's right, title and interest in and to the following property, including intangible rights and Assignor shall and does herewith deliver to Assignee the original documents evidencing the following items:

       (a) Leases. All leases with respect to the Property, including without limitation, tenant leases for those tenants specified in the Rent Roll attached as Exhibit "B" ("Leases").

       (b) Contracts. All those certain contracts and agreements listed on Exhibit "C" attached hereto relating to the Property ("Contracts").

       (c)Intangible Property. All intangible property which pertains to the Property, including all trademarks, tradenames, guarantees, warranties, licenses, permits, certificates of occupancy and authorizations or other matters issued by any Governmental Authority (as defined in the Purchase Agreement) (the "Intangible Property"); certain items of Intangible Property are identified on Exhibit C.

       2. Assumption. Assignee assumes all liability of Assignor under the Leases, the Contracts and the Intangible Property, other than liabilities for acts or omissions of Assignor occurring prior to the date of this Assignment, which shall remain the responsibility of Assignor. Assignee does not assume any liability in connection with the Claims (as defined in the Purchase Agreement).

       3. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Illinois.

       4. Additional Documents. Each party shall, at the request of the other, execute, acknowledge and deliver whatever additional instruments, and do such other acts, as reasonably required to accomplish and carry forward the purposes and intent of this Assignment.

       5. Successor and Assigns. This Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, representatives, successors and assigns.

       IN WITNESS WHEREOF this Assignment is executed by the parties on the date first above written.

                                KEMPER/CYMROT REAL ESTATE INVESTMENT FUND A,
                                L.P., a Delaware limited partnership

                                By: Kemper/Cymrot Partners, L.P., a Delaware
                                limited partnership, its general partner

                                By: Kemper Real Estate, Inc., a Delaware
                                corporation, its managing general partner



                                By:  /s/ John E. Neal
                                Its Authorized Signatory



                                By:  /s/ John W. Burns
                                Its Authorized Signatory


                                STONESFAIR FINANCIAL CORPORATION, a
                                California corporation


                                By:  /s/ Karl E. Bahktiari
                                Name: Karl E. Bahktiari
                                Title: President


                                     EXHIBIT G

                                     To That
                 Agreement To Purchase And Sell Apartment Property
                                      made by
                         Stonesfair Financial Corporation
                                        and
                 Kemper/Cymrot Real Estate Investment Fund A, L.P.

                                      Claims



  Purchaser hereby acknowledges that Seller is authorized at any time within the first five business days after the date of this Agreement to insert a list of Claims to this Exhibit G.


                                     EXHIBIT H


                                     To That
                 Agreement To Purchase And Sell Apartment Property
                                      made by
                         Stonesfair Financial Corporation
                                        and
                 Kemper/Cymrot Real Estate Investment Fund A, L.P.

                              The Required Documents

       1. Seller's most recent evidence of the condition of title to the Real Property;

       2. Seller's most recent survey of the Real Property;

       3. Copies of real estate tax bills and personal property tax bills is-sued with respect to the Property for the two calendar years preceding the date of this Agreement;

       4. To the extent in Seller's possession, copies of any environmental audits or site assessments, structural reports, mechanical reports, engineering reports, soil reports, and traffic studies regarding the Property in Seller's possession;

       5. Copies of all written Contracts affecting the Property;

       6. To the extent in Seller's possession, copies of the certificates of occupancy and building permits for the Improvements;

       7. A current rent roll ("Rent Roll") for the Property, in the form customarily prepared by Seller, which shall show: (a) the name and apartment number of each Tenant; (b) the term of the Tenant's Lease and the expiration dates thereof; (c) the amount of monthly rental and any other rental due thereunder; and (d) the amount of security and other deposits due under the Lease and held by Seller;

       8. Monthly reports in a form customarily prepared by Seller showing
  (a) delinquencies in rent from Tenants for the current month, (b) lease expiration dates, (c) the date of each Tenant's cash deposit for the current month; and (d) the amount of any rent concessions given to Tenants;

       9. A blanket certificate of insurance with a report indicating the amounts of coverage applicable to the Property;

       10. To the extent available from Seller's insurance broker, a report of all claims made against the Property's property and liability insurance policies since January 1, 1993;

       11. True and correct copies of unaudited operating income, expense and capital expenditure statements regarding the Property in the form prepared by Seller, reflecting the operating history of the Property for calendar years 1993, 1994 and year-to-date 1995 prepared on a monthly and annual basis; and

       12. To the extent in Seller's possession, copies of all warranties and guaranties currently in force, if any, relating to the Property.